Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis Chief Financial Officer NMT Medical, Inc. (617) 737-0930 red@nmtmedical.com

NMT MEDICAL ANNOUNCES THIRD-QUARTER RESULTS

CardioSEAL® and STARFlex® Sales Increase 8%

BOSTON, November 4, 2003 – NMT Medical, Inc. (NASDAQ: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of stroke, today announced financial results for the third quarter and nine months ended September 30, 2003.

Third-Quarter Results

CardioSEAL® and STARFlex® cardiac septal repair implant sales for the third quarter of 2003 increased approximately 8% to $5.3 million from $5.0 million for the third quarter of 2002.

Total revenues for the three months ended September 30, 2003 were $5.9 million, compared to $5.1 million in total revenues for the quarter ended September 30, 2002. Third quarter 2003 revenues included approximately $500,000 of net royalties, compared to approximately $118,000 for the comparable period of 2002. This increase is primarily attributable to net royalties earned from C.R. Bard, Inc. (“Bard”). Bard commenced payment of these royalties in 2003 pursuant to the terms of the agreements between Bard and the Company relating to the November 2001 sale of the vena cava filter product line.

Net loss from continuing operations for the third quarter of 2003 was $1.2 million, or $0.10 per share, compared to net income from continuing operations of $2.5 million, or $0.21 per share on a fully diluted basis, for the comparable period in 2002. Net loss for the third quarter of 2003 included approximately $1.2 million of costs associated with the settlement of an arbitration claim in addition to approximately $800,000 of costs associated with the Company’s clinical trial (“CLOSURE I”). Net income from continuing operations for the third quarter of 2002 included a $4.0 million gain on sale of product line realized upon the transfer of vena cava filter manufacturing to Bard.

Net loss for the third quarter of 2003 was $1.2 million, or $0.10 per share. This compared to net income for the comparable period of 2002 of $6.7 million, or $0.55 per share on a fully diluted basis. In addition to the $4.0 million gain on sale of product line described above, net income for the third quarter of 2002 included a net gain from discontinued operations of approximately $4.2 million.

John E. Ahern, President and Chief Executive Officer, said, “We continued to make progress in establishing our leadership in the emerging opportunity of treating cardiac sources of stroke. During the third quarter our CardioSEAL® technology was featured in each of the five days at the Transcatheter Cardiovascular Therapeutic meeting (TCT) in Washington, DC, an important interventional cardiology meeting that showcases the latest technologies and therapies. We also formed a partnership with the American

Stroke Association and Inova Health System on “Operation Stroke”, an internet-based initiative designed to provide physicians and allied health professionals with an increased awareness of stroke and treatment options. On the regulatory front, we continue the roll out of our CLOSURE I clinical trial comparing PFO closure utilizing our fourth generation STARFlex® technology to best medical therapy. Clinical site initiation is progressing on schedule. Over half of the 100 clinical sites have completed the challenging Internal Review Board (“IRB”) approval process and one-third of the 100 sites have completed the initiation process allowing them to begin patient randomization. Patient enrollment has started, but at this early stage is limited as each initiated site begins the patient recruitment and screening process.”

Vice President and Chief Financial Officer, Richard E. Davis said, “CardioSEAL® and STARFlex® sales continue to exceed prior year levels, but at a growth rate below our previously announced expectations. To date, our European sales have not increased commensurate with our investments in Europe. In addition, we believe that U.S. sales levels are being impacted by CLOSURE I and increased competition from other trials and commercial sales efforts. Therefore, we are reducing our 2003 sales growth estimate of CardioSEAL® and STARFlex® to 12%. We are taking initiatives to improve revenue growth in line with our previous expectations. Our financial position remains strong as we ended the quarter with more than $35 million in cash, cash equivalents and marketable securities and no long term debt.”

Year-To-Date Results

CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first nine months of 2003 increased approximately 12% to $15.5 million from $13.8 million for the same period of 2002. Total revenues for the nine months ended September 30, 2003 were $16.3 million, compared with $19.4 million in total revenues for the same period in 2002. Total revenues for the first nine months of 2003 included approximately $700,000 of net royalties, compared to approximately $300,000 for the comparable period of 2002. This increase is primarily attributable to net royalties earned from Bard. Total revenues for the first nine months of 2002 also included $5.2 million of vena cava filter sales.

Net loss for the nine-month period ended September 30, 2003 was $1.5 million, or $0.13 per share, compared to net income of $8.0 million, or $0.66 per share on a fully diluted basis, for the comparable period last year. Net loss for the nine-month period ended September 30, 2003 included approximately $1.2 million of costs associated with the settlement of an arbitration claim, in addition to approximately $1.6 million of costs associated with CLOSURE I. Net income for the nine-month period ended September 30, 2002 included a $4.0 million gain on sale of product line realized upon the transfer of vena cava filter manufacturing to Bard and a net gain from discontinued operations of approximately $4.0 million.

Outlook

Ahern concluded, “NMT continues to take the necessary steps to advance its regulatory, technology and market share leadership positions. We are encouraged by our progress with CLOSURE I and understand the challenges ahead. We currently expect enrollment in CLOSURE I to be completed by the end of 2004. Based upon increased costs associated with essential third party contracts, we have revised our estimated costs of CLOSURE I to approximately $20 million, an increase of $3 million over our preliminary estimate. These ongoing investments are currently expected to result in continued operating losses through 2004.”

Conference Call Reminder

Management will conduct a conference call at 11:00 a.m. (ET) this morning to review the Company’s financial results for the quarter ended September 30, 2003. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log onto the “Investor Relations” section of NMT Medical’s web site at www.nmtmedical.com.

The call may also be accessed by dialing (913) 981-5510 or (800) 289-0493 prior to the start of the call. For interested individuals unable to join the live conference call, a replay will be available through midnight (ET) on November 10, 2003 at (719) 457-0820 or (888) 203-1112 (Passcode: 209110), or by visiting the Company’s web site.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of stroke through minimally invasive, catheter-based procedures. The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements — including statements regarding the Company’s financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, the timing, cost and outcome of CLOSURE I, expected patient enrollment levels and the timing thereof, regulatory approvals for the Company’s products, and maintenance of the Company’s cash position — involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the Food and Drug Administration, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended, Quarterly Report on Form 10-Q for the period ended June 30, 2003 and subsequent filings with the U.S. Securities and Exchange Commission.

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NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At September 30, 2003	At December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$25,506,233	$19,933,931
Marketable securities	10,088,736	16,310,152
Receivable from sale of product line	—	3,000,000
Accounts receivable, net of reserves of $265,000	2,533,855	2,457,322
Inventories	2,220,251	1,178,949
Prepaid expenses and other current assets	1,631,698	1,063,463

Total current assets	41,980,773	43,943,817

Property and equipment, at cost:
Laboratory and computer equipment	2,095,597	1,961,165
Leasehold improvements	1,136,859	1,134,545
Equipment under capital lease	1,188,902	1,188,902
Office furniture and equipment	480,043	475,648

	4,901,401	4,760,260
Less—Accumulated depreciation and amortization	4,050,730	3,779,300

	850,671	980,960

Other assets	65,880	167,850

	$42,897,324	$45,092,627

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$1,792,286	$2,233,443
Accrued expenses	2,847,253	2,964,641
Current portion of debt obligations	—	27,865
Discontinued operations liabilities	500,000	910,505

Total current liabilities	5,139,539	6,136,454

Stockholders' equity:
Preferred stock, $.001 par value
Authorized—3,000,000 shares
Issued and outstanding—none	—	—
Common stock, $.001 par value
Authorized—30,000,000 shares
Issued and outstanding—11,893,885 and 11,712,877 shares in 2003 and 2002, respectively	11,894	11,713
Additional paid-in capital	45,266,063	44,728,424
Less: Treasury stock—40,000 shares at cost	(119,600)	—
Unrealized gain on marketable securities	40,000	118,000
Accumulated deficit	(7,440,572)	(5,901,964)

Total stockholders' equity	37,757,785	38,956,173

	$42,897,324	$45,092,627

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Product sales	$5,367,868	$5,007,307	$15,558,413	$19,030,260
License fees and royalties	499,332	118,434	745,064	323,074

	5,867,200	5,125,741	16,303,477	19,353,334

Expenses:
Cost of product sales	1,235,345	1,417,601	3,603,289	5,263,541
Research and development	2,031,244	1,488,312	4,999,028	4,243,655
General and administrative	1,285,790	887,101	4,214,219	4,180,647
Selling and marketing	1,375,305	1,439,131	4,252,872	3,863,207
Settlement of litigation	1,245,357	—	1,245,357	—

Total costs and expenses	7,173,041	5,232,145	18,314,765	17,551,050

Gain on sale of product line	—	4,000,000	—	4,000,000

(Loss) income from operations	(1,305,841)	3,893,596	(2,011,288)	5,802,284

Other Income (Expense):
Foreign currency transaction gain	8,130	6,621	15,604	53,922
Interest expense	(95)	(1,452)	(5,361)	(7,105)
Interest income	74,150	206,357	462,437	470,038

Total other income, net	82,185	211,526	472,680	516,855

(Loss) income before provision for income taxes	(1,223,656)	4,105,122	(1,538,608)	6,319,139

Provision for income taxes	—	1,572,000	—	2,278,000

Net (loss) income from continuing operations	(1,223,656)	2,533,122	(1,538,608)	4,041,139

Discontinued operations:
Income (loss) from discontinued operations	—	145,345	—	(39,653)
Gain on sale of discontinued operations, including income tax benefit of $4,022,000	—	4,040,327	—	4,040,327

Net gain from discontinued operations	—	4,185,672	—	4,000,674

Net (loss) income	$(1,223,656)	$6,718,794	$(1,538,608)	$8,041,813

Basic net (loss) income per common share:
Continuing operations	$(0.10)	$0.22	$(0.13)	$0.35
Discontinued operations	—	0.36	—	0.35

Net (loss) income	$(0.10)	$0.58	$(0.13)	$0.70

Diluted net (loss) income per common share:
Continuing operations	$(0.10)	$0.21	$(0.13)	$0.33
Discontinued operations	—	0.34	—	0.33

Net (loss) income	$(0.10)	$0.55	$(0.13)	$0.66

Weighted average common shares outstanding:
Basic	11,812,436	11,619,621	11,789,392	11,490,292

Diluted	11,812,436	12,221,692	11,789,392	12,181,617